Exhibit 10.1

Cytovance Biologics, Inc.

Biopharmaceutical Services Agreement

for

Synageva BioPharma Corp.

This Biopharmaceutical Services Agreement (the “Agreement”) dated Feb. 27, 2012 (the “Effective Date”) between Synageva BioPharma Corp., (“Synageva”) a company having a place of business at 128 Spring Street, Suite 520, Lexington, MA 02421 and Cytovance Biologics, Inc. a Delaware corporation (“Cytovance”) having its principal place of business at 800 Research Parkway, Suite 200 Oklahoma City, OK 73104 (each a “Party”, collectively the “Parties”).

Whereas:

Synageva desires Cytovance to perform services in accordance with the terms of this Agreement and Cytovance desires to perform such services in accordance with the terms of this Agreement.

In consideration of the above statements, which form part of this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Performance

Cytovance will perform the services (the “Services”) detailed in the “Proposal #SYN 011312 ”, attached hereto as Annex “A” and incorporated by reference herein (the “Proposal”), in connection with the project (the “Project”) described in the Proposal. The scope of the Project may have expanded beyond the Proposal and all amendments thereto whether in the form of a change order (each, a “Change Order”) or otherwise are hereby incorporated herein by reference. The Services, including all reports of progress or deliverables, shall be performed or supplied on behalf of Synageva in accordance with the terms and conditions under this Agreement, as well as the Proposal, the detailed scope-of-work and associated timeline attached hereto as Annex “A” and the Quality Agreement attached hereto as Annex “B” (the “Quality Agreement”). All of the Annexes are incorporated by reference herein and made a part hereof. In the event of any conflict between the terms and conditions of this Agreement and any Annex, the terms and conditions of this Agreement shall control. In the event of any conflict between the Proposal and the Quality Agreement, the Quality Agreement shall control.

Synageva shall support and cooperate with the execution of the Services and shall not engage in any act or omission, which may reasonably be expected to prevent or delay the successful execution of the Services. Such support and cooperation shall include, but not be limited to informing Cytovance of global regulatory strategy for development and approval of the product(s), prompt review and approval of documents requiring Synageva’s signature, timely delivery of methods and materials and prompt response to other similar issues.

2.	Compliance with Applicable Government Regulations

Cytovance will undertake the Services and shall assign professionally qualified personnel to perform the Services and shall perform the Services in compliance in all material respects with the requirements of all applicable laws, including compliance with all material respects of applicable U.S. Food and Drug Administration (FDA) current Good Manufacturing Practice (cGMP) and all statutory and applicable international regulatory requirements.

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3.	Synageva Obligations

Unless otherwise agreed to by the Parties in writing, Synageva is solely responsible for (a) provision of complete and accurate scientific data regarding the Project; (b) provision of all information necessary to effect the reliable transfer of methods to Cytovance; (c) provision of specific reagents, reference standards or other product specific materials necessary for execution of the Project; (d) if applicable, review and approval of in-process and finished product test results to ensure conformity of such results with product specifications, regardless of which Party is responsible for finished product release; (e) preparation of all submissions to regulatory authorities; and (f) performance of other obligations of Synageva set forth in the Proposal.

4.	Hazardous Materials

Synageva warrants to Cytovance that no specific safe handling instructions are applicable to any substance or material provided by Synageva to Cytovance, except as disclosed to Cytovance in sufficient time for review and training by Cytovance prior to delivery. Where appropriate or required by law, Synageva shall provide a Material Safety Data Sheet and instructions for proper storage for all Synageva-provided materials, finished product and reference standards.

5.	Facility Visits and Audits

Synageva’s representatives may visit Cytovance’s facilities during normal business hours and with prior written notice to ensure conformance with cGMPs and to observe the progress of the Project, provided that such access does not compromise cGMP compliance or safety. Cytovance will assist Synageva in scheduling such visits, which will be in compliance with Cytovance’s requirement to protect confidentiality of Cytovance’s other clients.

Synageva may conduct one (1) quality assurance audit per calendar year at no cost in accordance with the provisions of the Quality Agreement unless an audit results in adverse findings in which case Synageva shall be entitled to re-audit Cytovance with respect to such adverse findings without reference to the once per calendar year limitation. Additional audits within a calendar year not related to adverse findings will be invoiced separately on a time and materials basis at the then current rate for such services.

6.	Regulatory Inspections

Cytovance shall give Synageva notice within five (5) business days after Cytovance becomes aware of any impending regulatory, governmental, or third party audit of Cytovance that relates to the Project and shall provide Synageva with any material documentation provided to Cytovance relating to such audit. In the event that any such audit involves an inspection of Cytovance’s facility, then Cytovance shall provide Synageva the opportunity to be present at such inspection. Cytovance shall also provide Synageva the opportunity to review, prior to submission, any documentation prepared in response to such regulatory, governmental or third party audit and shall immediately provide Synageva with the results of such audit following its conclusion.

7.	Guarantees

Due to the investigational nature of the Services provided and the incomplete information available on the protein, Cytovance does not guarantee their studies, processes, or efforts, will generate any specific results. Cytovance will perform the Services in a professional manner using the standards

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usual in the industry and in compliance with all applicable laws, including cGMPs when appropriate. So long as Cytovance conducts the Services in accordance with relevant procedures and processes provided by Synageva, including but not limited to approved batch records, Standard Operating Procedures and the Quality Agreement, and in a professional manner using the appropriate industry standards and in compliance with all applicable laws, including but not limited to cGMPs when appropriate, Synageva will assume full responsibility for the outcome of all Services and will pay Cytovance in accordance with the terms and conditions of this Agreement without reduction or offset for results of Services.

8.	Budget and Payment Terms

The budget and all payments for all Services, including any pass-through costs for any materials supplied by Cytovance, shall be set forth in the Proposal (the “Budget”) unless otherwise agreed to in writing by Synageva and Cytovance. All work performed under this Agreement requires prior written authorization from Synageva in the form of a purchase order number, which shall be referenced on all invoices in order for reimbursement to occur. In the event that the cost for the Services exceeds the approved amount in the Budget, it is Cytovance’s responsibility to get prior written authorization from Synageva for any additional Services in the form of a Change Order. Cytovance shall invoice Synageva for all Services under this Agreement as set forth in the Proposal. Unless otherwise agreed between the parties, Synageva shall pay such invoiced amounts within thirty (30) days of the receipt of the invoice. All taxes and any penalties thereon imposed on any payment made by Synageva to Cytovance shall be the responsibility of Cytovance.

9.	Change Orders

The Parties acknowledge that the nature of the development process is such that modifications to the Project (including modifications relating to the acquisition of additional equipment and materials) may be desirable or reasonably necessary at certain times for regulatory, legal, commercial or other reasons. In the event that either of the Parties believes that changes to the Project are required, that Party shall promptly notify the other Party in writing of the exact nature of such changes and the specific reasons therefor. The Parties shall then promptly discuss the changes that may be needed. If the Parties agree that changes in the Project are required, the Parties shall amend the Project to reflect the necessary changes, and also to set out any appropriate change in cost or time necessary to fulfill such changes. Any mutually agreed increase in cost due to expansion of the Project shall be borne wholly by Synageva who shall have the sole and final decision as to whether any or all such changes shall be implemented.

10.	Notice of Delay

If Cytovance determines that any order submitted by Synageva cannot be filled by the date required under the Proposal or the applicable purchase order, Cytovance shall notify Synageva in writing promptly upon making such determination and the parties shall negotiate a resolution satisfactory to both such parties.

11.	Samples

Cytovance shall undertake to test samples of each batch of product supplied hereunder for compliance with the specifications and to record the results and keep said results on file for a period of five (5) years, or longer if required by any law, rule, or regulatory requirement or guideline, after the expiration of the shelf-life of the tested batch of product. Cytovance shall keep retention samples for a period of two (2) years after the expiration of the shelf-life of the tested batch.

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12. Records

Cytovance shall maintain records detailing the methods by which Cytovance manufactures product on behalf of Synageva, including all standard operating procedures and the details of all characterization and similar data Cytovance generates relating to any and all compounds Cytovance synthesizes on behalf of Synageva. All records of work performed by Cytovance under this Agreement and all reports required to be delivered by Cytovance to Synageva as part of the Project shall be “works made for hire” and the exclusive property of Synageva. Cytovance undertakes to maintain sufficient records to permit (i) identification of the batch’s origin, (ii) the cause of any defect, (iii) confirmation of conformance with the specifications, and its manufacture in accordance with the manufacturing standards and (iv) compliance with any other law, rule, or regulatory requirement or guideline applicable to manufacture of product. Upon written request from Synageva, Cytovance will promptly and in any event within fifteen (15) days of receipt of such request, provide copies of any and all records and testing methodologies, and/or return all retention samples, to Synageva at Synageva’s costs. Cytovance shall provide Synageva with at least sixty (60) days written notice prior to the destruction of any such reports, records or samples and shall transfer such reports, records or samples to Synageva if requested by Synageva at Synageva’s expense.

13.	Assistance to Transfer Process.

a.	The parties acknowledge that Synageva may, in its sole discretion, elect to manufacture or have manufactured by one or more third parties product during the term of this Agreement or thereafter, including in the event of the termination or expiration of this Agreement, and that Synageva may require Cytovance’s assistance in order to enable such manufacturing of no less quality-control standards as conducted at Cytovance’s manufacturing site. Therefore upon written request of Synageva, Cytovance shall, at the sole cost and expense of Synageva (unless due to an inability to manufacture or failure to supply on the part of Cytovance, or otherwise due to a material breach of this Agreement by Cytovance, in which case at the sole cost and expense of Cytovance), reasonably cooperate with Synageva or one or more third-party designees and provide such assistance, provided that such assistance does not unreasonably interfere with Cytovance’s business.

b.	Such assistance may include, without limitation, allowing Synageva or one or more third-party designees to (i) consult with employees or agents of Cytovance with expertise in the manufacture of product, and (ii) observe manufacturing runs of product during normal business hours. In addition, Synageva shall have the right to require Cytovance to release, provide right of reference, access, and/or license to Synageva and/or any third party designated by Synageva in writing, all documentation, laboratory notebooks, regulatory filings, manufacturing standards, manufacturing improvements and any and all other information necessary or reasonably useful for the manufacture of product. Cytovance shall provide such technical assistance and other cooperation as Synageva may reasonably require in order to fully transfer the manufacture to another location and enable Synageva to manufacture or have a third party manufacture product in compliance with the manufacturing standards and specifications. Such assistance and cooperation shall be at the expense of Synageva unless such assistance and cooperation is required due to Cytovance’s failure to meet its manufacture or supply obligations to Synageva hereunder or such other breach of this Agreement, in which case such assistance and cooperation shall be at the expense of Cytovance.

14.	Shipment

Unless otherwise agreed in writing by the Parties, all product, raw materials, samples components or other materials shipped by Cytovance are delivered F.O.B. Cytovance’s facilities. Cytovance shall package for shipment such product, raw materials, samples, components or other materials at Synageva’s expense (including insurance) and in accordance with Synageva’s full written and reasonable instructions.

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15.	Limitations of Liability

Notwithstanding any other provision in the Proposal or in any other section of this Agreement (including, but not limited to, the indemnification contemplated by Section 22 hereof), other than Cytovance’s obligations to replace non-conforming batches as set forth in the Proposal, Cytovance’s liability under the Proposal and/or this Agreement, regardless of the cause of action, shall not exceed the total fees paid to Cytovance under this Agreement. Notwithstanding the foregoing, Cytovance’s liability for losses to any active pharmaceutical ingredient, bulk drug product, intermediates, samples, reagents or other materials provided by Synageva, whether or not incorporated into finished product, shall not exceed Synageva’s actual cost of replacement.

Notwithstanding anything herein to the contrary, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED TO INCIDENTAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR SPECIAL DAMAGES, WHETHER OR NOT FORESEEABLE, ARISING IN CONNECTION WITH THE DEFAULT OR BREACH OF ANY OBLIGATION OF THE OTHER PARTY UNDER THIS AGREEMENT, THE PROPOSAL, THE QUALITY AGREEMENT, OR ANY ANNEXES OR DOCUMENTS RELATED THERETO.

16.	Warranties

The warranties set forth in the Proposal and this Agreement are the sole and exclusive warranties made by Cytovance to Synageva and there are no other warranties, representations or guarantees. EXCEPT AS EXPRESSLY STATED HEREIN, NEITHER PARTY PROVIDES TO THE OTHER PARTY HERETO ANY WARRANTIES, EXPRESS OR IMPLIED WITH RESPECT TO THE MATERIALS AND SERVICES PROVIDED HEREUNDER, AND ALL SUCH WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE ARE WAIVED.

17.	Confidentiality

Each Party (a “Receiving Party”) agrees to keep confidential all confidential and proprietary information of the other Party (the “Disclosing Party”) obtained or observed by the Receiving Party during or in connection with the Project (the “Confidential Information”). Information, if it is in writing or other tangible form, shall be clearly marked as proprietary when disclosed to the Receiving Party, or, if not in tangible form, summarized in a writing so marked and delivered to the Receiving Party within thirty (30) days of such disclosure. For the duration of the Project and for a period of five (5) years thereafter, a Receiving Party shall not disclose Confidential Information disclosed by the Disclosing Party without prior written permission unless such disclosure is (i) to an affiliate that is under similar obligation to keep such information confidential; (ii) is or becomes publicly available through no fault of the Receiving Party; (iii) is disclosed by a third party entitled to disclose it; (iv) is already known to the Receiving Party as shown by its prior written records; or (v) is required to be disclosed by any law, rule, regulation, order, decision, decree, subpoena or other legal process provided that the Receiving Party shall give prompt notice thereof to the Disclosing Party.

18.	Intellectual Property

All Cytovance Materials, including without limitation, all improvements, development, derivatives or modifications to the Cytovance Materials, shall be owned exclusively by Cytovance. For the purposes hereof, “Cytovance Materials” means all Cytovance proprietary information, intellectual property and developments made outside of the course of performing services under this Agreement, including

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without limitation, all patents, patent applications, know-how, inventions, design, concepts, improvements, technical information, manuals, instructions which are owned, licensed or used by Cytovance in developing, formulating, manufacturing, processing, packaging, analysis or testing of pharmaceutical or diagnostic products.

All Synageva Materials, including without limitation, all improvements, development, derivatives or modifications to the Synageva Materials, shall be owned exclusively by the Synageva. For the purposes hereof, “Synageva Materials” means all Synageva proprietary information, intellectual property and developments made by either Party in the course of performing services under this Agreement, including without limitation, all patents, patent applications, know-how, inventions, design, concepts, improvements, technical information, manuals, instructions which are owned, licensed or used by Synageva relating to pharmaceutical or diagnostic products or the development, formulation, manufacture, processing, packaging, analysis or testing thereof.

Cytovance agrees to assign, and hereby assigns, to Synageva all of its right, title and interest in and to all Inventions (as defined below). Cytovance agrees to promptly notify Synageva of any and all inventions, discoveries, developments or improvements, whether or not patentable, directly resulting from Cytovance’s performance of this Project (each, an “Invention”). During and after the term of this Agreement, Cytovance shall cooperate fully with Synageva in Synageva’s obtaining, in the name of Synageva, patent and other proprietary protection for such Inventions. Cytovance has agreements with its employees, agents, and consultants requiring the assignment of inventions to Cytovance.

Cytovance hereby grants Synageva a non-exclusive, royalty-free, perpetual, fully paid-up right and license, with the right to grant sublicenses, in and to any and all manufacturing standards, manufacturing improvements or inventions, ideas or know-how or other Cytovance Materials for purposes of the manufacture, use and exploitation of product and/or such products of Synageva containing or used in combination with product. Cytovance shall promptly disclose all manufacturing improvements to Synageva.

All data, results and information generated by Cytovance in the performance of the Project relating to product or its manufacture shall be the property of Synageva and be Synageva Confidential Information.

19.	Indemnification

Synageva will indemnify and hold harmless Cytovance, its affiliates and their officers, directors, agents, and employees against any loss, cost, damage or expense owed by a third party (a “Loss”) from any lawsuit, action, claim, demand, assessment or proceeding (a “Claim”) arising directly or indirectly from or related to: (i) personal injury to any Cytovance employee caused by materials provided by Synageva or manufactured by Cytovance pursuant to the Project (the “Product”), but only to the degree that such Cytovance employee has taken appropriate precautions and used proper handling of the Product; (ii) Cytovance’s proper performance of or involvement with the Project, raw materials or product or its obligations under these terms or the Proposal; (iii) the Agreement, Proposal, Quality Agreement, Project or any aspect thereof violating any applicable law, rule, regulation or ordinance to the extent performed in accordance with the terms of this Agreement and the Proposal; (iv) a claim based on Synageva or any other person’s use, consumption, sale, distribution or marketing of the Product; (v) the infringement or alleged infringement of the Project (or execution thereof) or the Product on the intellectual property rights of a third party; or (vi) Synageva’s violation, non-compliance or non-performance of any of the terms of this Agreement; provided that if such Loss or Claim arises in whole or part from Cytovance’s negligence, gross negligence or intentional misconduct or inaction, then the amount of such loss that Synageva shall indemnify Cytovance for shall be reduced by an amount proportional to Cytovance’s responsibilities for such Loss as determined by a court of competent jurisdiction.

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Subject to the limitations of Section 15 hereof, Cytovance will indemnify and hold harmless Synageva, its affiliates and their officers, directors, agents, and employees against any Loss or Claim arising directly or indirectly from or related to the conduct of the Project as a result of Cytovance’s negligence, gross negligence or intentional misconduct or inaction (including violation or non-performance of this Agreement).

20.	Force Majeure

Neither Party will be liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control, including, without limitation, acts of God, fires, floods, or weather, disease, strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots, acts of terrorism, shortages in transportation, government action or power failure, provided that such failure to perform shall be excused only to the extent of and during such disability. Any time specified or estimated for completion of performance falling due during or subsequent to the occurrence of any such events shall be automatically extended for a period of ninety (90) days to recover from such disability. If any part of the Project is invalid as a result of such disability, Cytovance will, upon written request from Synageva, but at Synageva’s sole cost and expense, repeat that part of the Project affected by the disability.

21.	Use and Disposal

Synageva represents and warrants to Cytovance that it has legal title and/or a valid license to materials, process patents and Product necessary to conduct the Project and that Cytovance’s performance of the Project will not violate or infringe on the patents, trademarks, service marks or copyrights of any third party. Synageva further represents and warrants to Cytovance that it will hold, use and/or dispose of Product and materials provided by Cytovance in accordance with all applicable laws, rules and regulations.

22.	Independent Contractor

Cytovance shall perform the Project as an independent contractor of Synageva and shall have complete and exclusive control over its facilities, equipment, employees and agents. The relationship between the Parties shall not constitute a partnership, joint venture or agency nor constitute either party as the agent, employee or legal representative of the other.

23.	No Publicity

Neither Party will make any press release or public disclosure or use the name of the other Party or its employees in any advertising or sales promotional material, including without limitation, web content, without the other Party’s express prior written consent.

24.	Authority

Synageva grants Cytovance full authority to use any Synageva supplied materials or substances. Each Party represents and warrants to the other Party that it has the full right and authority to enter into this Agreement and to perform in accordance with the terms and conditions set forth herein. Each Party further represents and warrants to the other Party that it has obtained and will at all times during the term of this Agreement, hold and comply with all licenses, permits and authorizations necessary to perform this Agreement as now or hereafter required under any applicable statutes, laws, ordinances, rules and regulations of the United States and any applicable foreign, state and local governments and governmental agencies.

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25.	Amendment and Precedence

The Proposal, this Agreement and any applicable Quality Agreement constitute the entire agreement between the Parties relative to the Project and may not be modified without the mutual written consent of both Parties.

26.	Choice of Law

The Agreement between the Parties governed by these standard terms and conditions shall be construed and enforced in accordance with the laws of and in the venue of the Commonwealth of Massachusetts except for its rules regarding conflict of laws.

27.	Dispute Resolution

If a dispute arises between the Parties in connection with this Agreement, the respective presidents or senior executives of Cytovance and Synageva shall first discuss as promptly as practicable and attempt to resolve in good faith such dispute. If such Parties cannot resolve the dispute, then such dispute shall be referred to mediation in accordance with the rules of the American Arbitration Association. The Parties shall participate in the mediation in a good faith attempt to settle the dispute. The mediation shall be held in Boston, Massachusetts. If mediation fails to resolve the dispute, such dispute shall be resolved in Boston, Massachusetts, by a neutral arbitrator, under the rules of the American Arbitration Association.

28.	Assignment

The Agreement between the Parties shall not be assigned in whole or in part by Cytovance without the prior written consent of Synageva.

29.	Termination

Synageva may terminate this Agreement prior to completion of the Project with or without cause by providing sixty (60) days written notice to Cytovance. Upon receipt of such notice of termination, Cytovance will promptly scale down the Project and avoid (or minimize, where non-cancelable) any further related expenses. Synageva shall be responsible to pay Cytovance for all of Cytovance’s costs incurred or irrevocably obligated related to the Project as of the effective date of termination.

Synageva may terminate this Agreement prior to completion of the Project upon thirty (30) days written notice to Cytovance in the event of a breach of this Agreement or Proposal, provided that Cytovance has not cured such breach within such thirty (30) day period.

Cytovance may terminate this Agreement prior to completion of the Project by giving thirty (30) days written notice to Synageva in the event of a material breach of this Agreement by Synageva that is not cured after a thirty (30) day written notice of such breach. Synageva shall be responsible to pay Cytovance for all of Cytovance’s costs incurred or irrevocably obligated related to the Project as of the effective date of termination.

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The termination of this Agreement for any reason shall not relieve either Party of its obligations to the other in respect of: (i) confidentiality; (ii) consents for advertising purposes and publications; (iii) indemnification (iv) intellectual property; and (v) compensation for Services performed.

30.	Insurance

A. Cytovance Insurance. Cytovance shall maintain, for the duration of this Agreement (unless specified otherwise in the Proposal), insurance with a reputable insurance provider throughout the Term and for a period of not less than five (5) years following the termination or expiration of the Agreement, insurance coverage in amounts appropriate for its business and products of the type to be developed and manufactured pursuant to this Agreement, which shall include but not be limited to comprehensive general liability insurance (including property damage) with minimum limits of liability no less than [***] per any one occurrence and [***] in the aggregate. Upon Synageva’s request, Cytovance shall provide to Synageva with a certificate of insurance showing that such insurance is in place. .

B. Synageva Insurance. Synageva shall, at its own cost, obtain and maintain, insurance with a reputable insurance provider throughout the Term and for a period of not less than five (5) years following the termination or expiration of the Agreement, insurance coverage in amounts appropriate for its business and products of the type to be developed and manufactured pursuant to this Agreement, which shall include but not be limited to, product liability and comprehensive general liability insurance (including property damage) with minimum limits of liability no less than [***] per any one occurrence and [***] in the aggregate Synageva shall provide Cytovance with evidence of such insurance on an annual basis.

31.	Subcontractors

Cytovance shall not subcontract, assign, or delegate any of its obligations under this Agreement or the Proposal to any third party without the prior written consent of Synageva or specified in the Proposal.

32.	Survival

These standard terms and conditions shall survive termination or expiration of the Agreement.

Cytovance Biologics, Inc.		Synageva BioPharma Corp.

By:	/s/ Darren Head	By:	/s/ Eugene J. Kim

Name:	Darren Head	Name:	Eugene J. Kim

Title:	President & CEO	Title:	Legal Counsel

Date:	Feb. 27, 2012	Date:	2/28/2012

[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Proposal #Syn-011312 for Technology Transfer and CGMP

Manufacturing of SBC-102

Prepared For:	Joseph DeCourcey VP, Manufacturing and Technical Operations Synageva BioPharma Corp 128 Spring Street, Suite 520 Lexington, MA 02421 Phone: (706) 227-1170 ext. 232 joseph.decourcey@synageva.com

Submitted By:

Valerie McDonnell

Vice President, Sales and Business Development

Cytovance Biologics Inc

800 Research Parkway, Suite 200

Oklahoma City, OK 73104

Mobile: 252-646-8781

Office: 405-319-8612

vmcdonnell@cytovance,com

Issue Date:	January 27, 2012

Revision:	01

Expiration Date:	April 27, 2012

The content of this document has been developed on a project specific basis based upon information provided by Synageva and on a number of key assumptions. This proposal is provided for the sole use of Synageva in defining the services to be provided by Cytovance Biologics Inc for the continuing manufacture of SBC-102.

130398996_1

SUMMARY

Cytovance® Biologics Inc, (“Cytovance”) is a contract biomanufacturing organization dedicated to meeting the needs of companies seeking to advance products rapidly and cost-effectively into and through clinical development.

This proposal is written in response to discussions with Synageva Biopharma regarding SBC-102. SBC-102 is a recombinant human protein under development as an enzyme replacement therapy for Lysosomal Acid Lipase (LAL) deficiency. Lysosomal acid lipase acts to reduce the build-up of cholesteryl esters and triglycerides in the liver and other organs. The SBC-102 produced by Cytovance is intended for use in Synageva’s human clinical studies.

In keeping with Cytovance’s business philosophy, the proposal has been priced aggressively and incorporates certain non-standard pricing mechanisms that we believe provide benefit.

Cytovance Biologics is fully committed to an entrepreneurial and flexible approach to the biopharmaceutical contract services marketplace and is in a position to very rapidly execute a suitable services agreement and to commence work.

PRICE MATRIX

In accordance with Cytovance Biologics’ business strategy we provide the following pricing estimates for this program below. The estimates are based on information provided by Synageva and on current assumptions. Pricing may be modified after detailed technical review, the receipt of additional information and the mutual development and agreement of a detailed scope-of-work.

Technology Transfer, Process Evaluation and cGMP Manufacture of SBC-102

Work Program Element	Estimated Price ($)

1. Technology Transfer (process documentation)	[***]

Sub total: [***]

2a. Process evaluation at bench scale [***] 2b. Process development/optimization	[***] Scope to be determined

Sub-total: [***]

3. Raw material procurement and testing	[***][1]

4. cGMP documentation & pre-production activities	[***]

Sub-total: [***]

5a. Scale up run operated under full cGMP[5] 5b. In-process testing 5c. Drug Substance QC testing	[***] [***] [***]

Sub-total: [***]

6a. [***] cGMP production runs 6b. In-process testing 6c. Drug Substance QC testing	[***] [***] [***]

[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

230398996_1

Sub-total [***]
7. cGMP Drug Product Fill[2]	[***]
Sub-total [***]
8. Program Management (projected weekly average through duration of contract)	[***]
Program Total: $2,035,000

1. [***]

2. [***]

3. [***]

4. [***]

5. [***]

Note: The above cGMP manufacturing pricing is for [***] cGMP manufacturing campaigns. (The pricing for additional manufacturing runs may be reduced dependant upon volume of manufacturing activity,)

Payment terms

For each program element, Synageva will be invoiced based on a schedule coinciding with the start and completion of the project activities as described in the Synageva Payment Table below. Milestone start payments are due net 30 days from invoice, such invoice to be sent electronically to Synageva on the same day. A net [***]% discount will be applied to payments received within 20 days of invoice date, Payments will be submitted via wire transfer or FedEx. A net discount of [***]% will be applied to payments received within 10 days of invoice date.

Payments are due net 30 days of receipt of invoice for Milestone completions after all documents have been received and reviewed by Synageva consistent with the Quality Agreement

Pass through material costs per manufacturing run are projected to be $[***] based upon previous experience. The pass through material cost estimates include all project specific materials and out-sourced services.

Total pass through material costs (excluding resins) and outsourced service costs for the entire contract are projected to be $[***] and are broken out as follows;

Development (PD/AD)	[***]
Equipment (e.g. filter housings)	[***]
Filling components	[***]
Single use bags/containers	[***]
Filtration materials	[***]
Tubing/column parts	[***]
Chemicals	[***]
QC testing	[***]
External testing (DP)	[***]

Payments for pass through materials (excluding resins):

1.	An Escrow account will be established at Cytovance Bank.

2.	Cytovance is the owner of Bank account.

3.	Synageva will pay Cytovance for [***] of the projected pass through materials and out-sourced service costs for the entire contract (identified above) upon signature of the contract and receipt by Synageva of an invoice.

4.	Upon depletion of the initial [***] deposit, Synageva will be invoiced for the next [***] of the pass through costs as applicable, which shall be used until depletion. Payment must be received before the project can continue. The final [***] of pass through costs will be invoiced upon depletion of the initial [***]

[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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5.	Cytovance will provide a monthly reconciliation to Synageva of all pass through materials and out-sourced service costs incurred.

6.	If at any point actual costs exceed projection above Cytovance will obtain Synageva’s prior written approval for the additional costs.

7.	Prior to the third pass through payment, Cytovance will report on the actual costs incurred and adjust estimates prior to invoicing the third payment.

8.	Following the final manufacturing run and as part of final invoices for the bulk DS start, Cytovance will report all pass through costs incurred and credit to Synageva any overpayments.

Chromatography resins will be purchased directly by Synageva.

All Cytovance milestone invoices and pass through material reconciliations will be e-mailed to Synageva Accounts Payable at Accounts.Pavable@synageva.com with a copy to Joseph DeCourcey at Joseph.DeCourcey@synageva.com. Such invoices shall reference this Work Order, Purchase Order number B120197 , and shall be addressed to:

Synageva BioPharma Corp.

128 Spring Street, Suite 520

Lexington, MA 02421

Background Information

Cytovance Biologics is a Delaware Corporation. The company was founded to serve the contract process development and clinical phase cGMP manufacturing market. In order to allow clients to fully evaluate the merits of this proposal, we provide the following background information.

Company Background

The company was established in 2003 using $1.25 million of founder’s equity and private investments, Operations were established in Oklahoma based on a $16.8 million debt-financing package provided by Oklahoma City that was announced on July 8, 2004. This financing was in the form of an innovative federal and state tax credit-supported loan from a fund established by Rural Enterprises of Oklahoma, Inc. (REI), a federally accredited Community Development Financial Institution. This financing package comprised funds for facility construction, process equipment and operating capital. In 2005 a new ownership group led by Dr. William Canfield, acquired the assets of Cytovance Biologics, Inc. and formed Cytovance Biologics, LLC. These new investors along with the Presbyterian Health Foundation capitalized the new company with $15 million working capital and equipment purchases. Cytovance Biologics enjoys an existing revenue stream via ongoing customer contracts.

Facilities

Cytovance’s Oklahoma operations are located within the Presbyterian Health Foundation Research Park, close to the Oklahoma City central business district. Process development labs are located in 11,000 sq. ft. of class A wet lab and office space leased from the Foundation. Cytovance’s 44,000 sq. ft. primary CGMP production facility was custom-designed for multi-product CGMP production and meets US and European regulatory standards. Facility design was reviewed by the US Food and Drug Administration prior to construction. This facility features independent production suites at 100L, 500L, and 1,000L (w/v) scale plus significant expansion capability.

Cytovance also has approximately 6,000 sq. ft. of existing CGMP clean room space at its Oklahoma City location that houses CGMP cell banking capabilities and which features additional CGMP processing suites suitable for pilot production; customer-specific custom production processes or dedicated production.

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Cytovance welcomes a visit from appropriate Customer representatives to tour the facilities and undertake a detailed review of facility design, equipment and validation, process flows, quality systems and so on.

Business Philosophy

The company was founded based on strong client-side experience and the premise that it is necessary to truly understand customer technical and business needs in order to efficiently serve its market, We offer a comprehensive portfolio of commercial-quality services under reasonable terms, and can provide continuity of manufacturing services over the short and long term. We believe that the delivery of technical excellence and appropriate compliance is a given. No client should expect anything less than on-time delivery within an agreed budget. We believe based on our experience, however, that to differentiate ourselves and add significant additional value to our customers we need to do more. Our business model will allow us to truly meet the needs of our customers and to be successful by also providing the following:

•

An attractive cost base. As a service provider it is imperative that we deliver value to our customers. A fundamental business principle for us is to maintain an attractive cost-of-doing-business and to share that advantage with our customers. This tenet is applied to all aspects of our business, from the design of our organization to the location of operations in Oklahoma City, Oklahoma

•	Easy access to our services under reasonable terms.

•	A success-based culture that is reflected in flexible business terms that can be modified to assist customers in reaching development and funding milestones.

•	Custom-designed and state-of-the-art facilities. Our new CGMP multi-product manufacturing facility is not retro-fitted space or converted from single/limited product use.

•	Opportunity to grow. Our facility is designed to include expansion space that can deliver larger scale production on either a multi-product or client-specific basis.

•

A comprehensive-service offering that can provide a turnkey solution, but which allows clients maximum flexibility to take only the services they require. We are happy to undertake smaller “stand-alone” projects. We strive to allow our clients to focus time and resources on core competencies such as drug discovery.

•

A team of professionals with significant client-side experience supplemented by a sound working knowledge of the biopharmaceutical services market. We have a great appreciation for the larger picture of the drug development process. We will use these experiences to build strong collaborative relationships and to ensure that we are meeting your needs.

•

Maximum strategic flexibility. We avoid of the use of royalty-bearing intellectual property unless specifically requested and ensure that all methods, processes and systems are transferable. We hope to develop long-term relationships but will provide our full support if it becomes necessary to transfer a process to an alternative manufacturing site.

•

An understanding that the product we deliver is much more than a therapeutic protein and associated documentation. The processes we develop belong to our customers and must be economically viable, robust, compliant, scaleable and transferable. In addition, we want to deliver the know-how that will allow customers to fully support their process in future.

•	Easy access to a range of strategic collaborators able to provide “seamless” access to necessary services not offered by Cytovance Biologics.

•	Executive level oversight of every customer relationship.

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Scope of Work-Technology Transfer, Process Evaluation, Process Optimization and cGMP Manufacture of Synageva’s SBC-102

Cytovance® Biologics has developed a preliminary scope of work based upon information provided by Synageva. The estimated pricing and timeline provided in this proposal are based upon this scope of work.

Cytovance has not received a comprehensive package of technical information relating to the revised process. In order to complete this scope of work it has, therefore, also been necessary to make a number of assumptions which are provided below, Changes to these assumptions may impact the pricing and/or timing estimates provided.

Should this proposal be acceptable to Synageva, the parties will hold detailed technical meetings to finalize a mutually agreed work program and to develop final timelines and binding prices.

Cytovance shall not proceed to the next work program stage/element of this Project until Synageva agrees that the prior stage/element has been successfully and fully completed.

Program Understanding & Assumptions

Cytovance Biologics has developed the scope of work on the understanding that Synageva requires cGMP production of SBC-102 protein from transgenic egg white (EW) for human clinical trials. It is assumed that detailed process information sufficient to allow Cytovance to reproduce the process is available for transfer. Further process development and/or optimization may be necessary and will be determined jointly by Synageva and Cytovance.

Key project assumptions

•	All technology licenses are the responsibility of Synageva BioPharma

•

Procedures for manufacturing bulk drug substance are required to be complete and approved by Synageva a minimum of 6 weeks prior to the start of the GMP production run in order to provide adequate time for preparation of required documentation and materials.

•	Synageva will provide a tech transfer package sufficient to allow Cytovance to reproduce Synageva’s revised process

•

Cytovance will evaluate the transferred SBC-102 process at bench scale prior to scale up. If it is agreed by Synageva and Cytovance that further process development or optimization is required, an additional scope of work will be agreed and implemented by Cytovance under a fully executed Change Order

•	Synageva requires the cGMP process performed at a scale of [***] (as defined by the Phenyl HIC column load volume)

•	Cytovance will perform in-process sample analysis [***] to support process evaluation, process development and GMP manufacturing

•

Cytovance will produce bulk Drug Substance, formulate bulk Drug Substance and perform Drug Product fills. Bulk Drug Substance will be stored at [***] prior to formulation. Cytovance will formulate bulk drug substance and fill upon written authorization by Synageva and consistent with Terms agreed in the Quality Agreement.

•	Cytovance will perform release testing consistent with the terms and provisions of the Addendum A.

•	Synageva will be responsible for all QC lot release testing, QA lot release and for providing Cytovance with a Certificate of Analysis for each lot release

•	Synageva will be responsible for all regulatory activities and requirements associated with these process changes

•

All necessary assay transfer and qualification must be completed and approved by Synageva QA prior to the initiation of the first GMP production run. Cytovance will not perform in-process or release testing until Synageva written approval of all transferred methods

[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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1.	Technology Transfer (Documentation & Materials)

Documentation to be transferred from Synageva: raw materials specifications, process description, development batch records, equipment lists, SOPs, pertinent development reports.

Objective:

Receive documentation and materials from Synageva necessary to plan and undertake the scope-of-work and the production of SBC-102. Prepare all required documents associated with technology transfer.

Activities:

(i)	Materials

•

Receive process description information from Synageva including bill of materials and raw material specifications (if available), development reports, SOPs and available information on key process parameters including those outlined in Addendum B below. All received documentation to be controlled by QA documentation department.

•	Receive a) critical reagents (if any), b) qualified interim reference standards with accompanying documentation to support process evaluation and cGMP manufacturing if applicable.

(ii)	Documentation

•	Review all documentation & supporting information with Synageva.

•	Clarify any outstanding issues via meeting or teleconferences to ensure a smooth transition of information

•	Prepare a Project Plan for review and approval by Synageva (estimated 1 week)

Deliverables:

•	Project Plan

2a.	Process Evaluation

Objective

Perform [***] process runs at bench scale using starting material provided to Cytovance by Synageva. The purpose of the runs is to demonstrate the process yield and product quality and to evaluate the process for scale up and cGMP manufacturing.

Activities

Perform [***] process runs encompassing the proposed process changes approved by Synageva at bench scale. The process will be evaluated by Cytovance and by Synageva utilizing appropriate in-process methods with attention to yield, purity, product quality, ability to be scaled, and reproducibility. Process steps may include (process to be transferred from Synageva):

[***]

Deliverables

•	Material for analytical testing

•	Process evaluation summary

[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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2b.	Process Development/Optimization

Objective

If it is determined by Synageva and Cytovance that further process development/optimization is required, Cytovance will perform a process development/optimization study to demonstrate process suitability for scale up and GMP manufacturing of SBC-102.

Note - a scope of work will be defined and agreed by Synageva and Cytovance following Tech Transfer and Process Evaluation if necessary and an appropriate Change Order executed.

3.	Raw Material Procurement and Testing

Objective:

Create necessary raw material specification documents in conjunction with Synageva. Source required raw materials from qualified vendors, test materials or manage testing at qualified third party facility, and release materials for production.

Activities:

•	Generate or receive raw materials specification documents and bill of materials from Synageva

•	Review Bill of Materials and raw material specification documents with Synageva

•

Procurement: Qualify vendors as required. For those vendors previously qualified by Synageva or Cytovance, no additional vendor qualification will be performed. New vendors will be qualified to provide cGMP material to be used in the production of bulk drug substance, for further processing.

•	Testing and Release for any raw materials will be conducted by Cytovance or at audited test laboratories. [***].

•	Cytovance QA will maintain all vendor and test lab audits, bill of materials, raw material specifications, and test results.

Note that some raw material testing may need to be outsourced based on methodologies required. Costs for outsourced testing are not included in this proposal pending receipt/generation of a bill of materials.

Deliverables:

•	Raw material specification documents approved by Cytovance and Synageva

•	Vendor and test lab audits

•	Test results for raw materials

•	Released materials

4.	cGMP Documentation & Pre-Production Activities

Objective:

Prepare and release all process/product-specific documents necessary for execution of the scope of work. Modify as necessary. Prepare facilities and equipment for execution of cGMP production.

Activities:

•

Draft all necessary documentation to support cGMP production and release of SBC-102. This includes [***]. Documents to include batch records, item/material specifications, standard test methods, bill of materials, product specifications, sampling protocols and changes to Cytovance’s standard operating procedures as necessary.

[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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•	Release and maintain all necessary documentation

•	Prepare cGMP facility for production. Equipment set-up etc.

Deliverables:

•	Released documentation

•	Facility release for production

5.	Scale Up Run Operated Under Full cGMP

Objective

Synageva requires cGMP production of SBC-102 for use in human clinical studies and the filing of regulatory submissions to the US Food and Drug Administration or EU using Synageva’s manufacturing process.

The purpose of the scale up run is to demonstrate the SBC-102 manufacturing process at scale.

Activities

•	Scale-up the bench scale process up to [***] scale (Phenyl HIC load volume).

•	Control and monitor key parameters. Representative process parameters are outlined in Addendum B.

•	Perform the SBC-102 manufacturing process run at up to [***] scale using final documentation and released raw materials under cGMP conditions within the cGMP production facility.

•	Perform in-process sample testing using qualified assays [***].

•	Perform drug substance formulation by [***].

•	Aseptically fill bulk drug substance into sterile bulk containers.

•	Storage of formulated bulk cGMP drug product at [***].

•	Release testing for DS, bulk, formulated DP and finished DP will be performed according to the specifications listed in Exhibit C (Certificate of Analysis).

Deliverables

•	Bulk cGMP Drug Substance

•	Completed batch records

•	Certificate of Conformance

6.	cGMP Production

Objective

Synageva requires cGMP production of SBC-102 for use in human clinical studies and the filing of regulatory submissions to the US Food and Drug Administration or EU using Synageva’s manufacturing process.

Activities

•	Perform the SBC-102 manufacturing process run at up to [***] scale using final documentation and released raw materials under cGMP conditions within the cGMP production facility.

•	Control and monitor key parameters. Representative process parameters are outlined in Addendum B.

•	Perform in-process sample testing using qualified assays [***].

•	Perform drug substance formulation by [***].

•	Aseptically fill bulk drug substance into sterile bulk containers.

•	Storage of formulated bulk cGMP drug product at [***].

[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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•	Release testing for DS, bulk, formulated DP and finished DP will be performed according to the specifications listed in Exhibit C (Certificate of Analysis).

Deliverables

•	Bulk cGMP Drug Substance

•	Completed batch records

•	Certificate of Conformance

7.	Drug Product Fill

Synageva has requested fill/finish services. The concentration, vial configuration, and fill volume will be agreed to prior to the fill.

Objectives

•	Perform GMP fill of SBC-102 Drug Product

Activities

•	Perform GMP fill. It is assumed for the purpose of this proposal that the drug manufacturing process may include:

•	Performance of pre filtration bioburden test on bulk drug substance

•	Perform sterile filtration

•	Aseptic fill into sterile vials

•	Label vials as directed by Synageva

•	QA review of drug product manufacturing and testing records

•	Storage of Drug Product Vials for up to 30 days

•	Package and Ship vialed drug product as directed by Synageva

•	Perform sterility testing (outsourced).

Deliverables:

•	Filled cGMP Drug Product Lot

•	Certificate of Sterility

•	Completed batch records

•	Certificate of Conformance

•	Synageva shall use its best commercial efforts to deliver the Tech Transfer documents to Cytovance no later than March 9, 2012

•	Cytovance shall use its best commercial efforts to fill cGMP Drug Product Lots to be completed no later than the following schedule:

•	[***]

8.	Program Management

Cytovance strives for excellence in the performance of client programs. The Project Manager assigned to the program plays a primary role in driving program goals and objectives consistent with client expectations and Cytovance’s business philosophy. Cytovance shall not change the Project Manager assigned to the program without Synageva’s prior consent, such consent not to be unreasonably withheld.

Objectives:

•	Provide overall management of the program according to the agreed scope and terms of the contract.

•	Ensure project team alignment with regard to program objectives, milestones and deliverables.

•	Ensure project team alignment with regard to program objectives, milestones and deliverables.

•	Ensure client satisfaction with all aspects of the program through effective and timely communication.

[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Activities:

•	Serve as primary contact for Synageva

•	Manage and coordinate communications between the companies and project team members

•	Host project team meetings weekly or as required (via teleconference or at Cytovance facilities)

•	Manage and report costs on a “spend vs. budget” basis

•	Anticipate and report deviations from project scope and timeline

•	Plan and manage activities, timelines and project deliverables

•	Plan and manage appropriate resource availability

Deliverables:

•	Timely communications on project progress and events

•	Project updates

•	Project team alignment

Notes

•

This proposal is based on Cytovance’s understanding of Synageva’s requirements. Additional information obtained during the course of work, as a result of work performed or changes to the project assumptions, may impact the scope of work and project costs. Such changes will be agreed upon by Synageva and Cytovance in writing, in advance of the work’s performance.

•	Cytovance guarantees compliance with appropriate GMP standards but does not guarantee that it will meet target batch quantities.

•

Any assay not performed by Cytovance or subcontracted by Cytovance will not appear on the draft specification sheet unless a Cytovance QA representative has audited the laboratory where the testing will take place. Such audit will be performed at Synageva’s request and cost.

•

Synageva is responsible for the cost of project-related shipping and Cytovance will use Synageva’s designated shipper & account number. Transfer of title of any material shipped from Cytovance will take place at shipping point (FOB Shipping Point).

•	Synageva agrees to pay reasonable travel expenses for Cytovance staff attending meetings requested by Synageva, other than those on Cytovance’s premises.

•	Cytovance and/or Synageva may wish to issue a press release relating to this contract. Written approval must be obtained from the other party prior to any information being disclosed.

Cytovance contacts:

Valerie McDonnell

Vice President, Sales and Business Development

405-319-8612

vmcdonnell@cytovance.com

Mark Adams

Director, Program Management

405-319-8351

madams@cytovance,com

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Synageva Payment Schedule

Milestone	% to be billed	Activity Total	Invoice Amount	Deliverable

Prepayment Excludes storage and program management fees. No activities will begin until upfront payment is received.	[***]	[***]	[***]

1. Technology transfer	[***]	[***]	[***]	Development study plan

2a. Process evaluation at bench scale 2b. Process development/optimization	[***]	[***]	[***]	Study start-column preparation Process evaluation summary, TBD

4. cGMP documentation & pre- production activities	[***]	[***]	[***]	1st Draft Batch Record Client-approved Batch Records

5a. Scale up run operated under full cGMP 5b. In-process testing 5c. Drug Substance QC testing	[***]	[***]	[***]

Initiation of scale up run – buffer preparation start

Bulk filled drug substance

Initiation of scale up run – buffer preparation start

Bulk drug substance upon release by Client

Client-approved executed Batch Records Certificate of Conformance

[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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6a. cGMP production of Bulk Drug Substance	[***]	[***]	[***]	Initiation of cGMP run –buffer preparation start

Bulk filled drug substance

6b. In-process testing				Initiation of cGMP run -buffer preparation start
Bulk drug substance upon release by Client

6c. Drug Substance QC testing *perbatch				Client-approved Batch Records Certificate of Conformance

7. cGMP Drug Product Fill	[***]	[***]	[***]	Initiation of Drug Product Fill –start

¿ per 1,000 vial batch				Client approved executed batch record Certificate of Conformance

8. Program Management	[***]	[***]	[***]	billed monthly

AUTHORIZATION

Cytovance Biologics, Inc.		Synageva BioPharma Corp.

By:	/s/ Darren Head	By:	/s/ Eugene J. Kim

Name:	Darren Head	Name:	Eugene J. Kim

Title:	President & CEO	Title:	Legal Counsel

Date:	Feb. 27, 2012	Date:	2/28/2012

[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Exhibit A

Quality Agreement

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GMP QUALITY AGREEMENT

FOR CONTRACT MANUFACTURE OF

SBC-102

BY

CYTOVANCE BIOLOGICS LLC

FOR

SYNAGEVA BIOPHARMA CORP.

28 FEBRUARY 2012

TABLE OF CONTENTS

GMP Quality Agreement		1
TABLE OF CONTENTS		2
1.	PURPOSE	3
2.	SCOPE	3
3.	DEFINITIONS AND ABBREVIATIONS	3
4.	QUALITY AGREEMENT	4
5.	COMMUNICATION	5
6.	ADMINISTRATIVE INFORMATION	6
7.	REGULATORY CONTROLS	7
8.	DOCUMENT CONTROL SYSTEM	8
9.	CALIBRATION AND PREVENTATIVE MAINTENANCE PROGRAM	9
10.	VALIDATION PROGRAM	9
11.	GMP SUPPLIER QUALITY ASSURANCE PROGRAM	10
12.	ENVIRONMENTAL CONTROL PROGRAM	10
13.	MATERIAL AND COMPONENT PROCUREMENT AND RELEASE	11
14.	MATERIAL CONTROL	11
15.	LABORATORY CONTROLS	12
16.	NON-CONFORMING EVENTS(DEVIATIONS) AND INVESTIGATIONS	12
17.	PRODUCT PROCESSING AND RELEASE	13
18.	RETAIN SAMPLES	14
19.	PRODUCT COMPLAINTS (NON-MEDICAL)	14
20.	SHIPPING	14
21.	VALIDITY AND DISCLOSURE	15
	APPENDIX I - Products Covered by Quality Agreement	16
	APPENDIX II - Key Information	17
	APPENDIX III - Key Contacts	18
	APPENDIX IV - Agreement Overview	20

CYTOVANCE BIOLOGICS QUALITY AGREEMENT

1.	PURPOSE

This Quality Agreement is a working agreement between Cytovance Biologics, Inc. (CYTOVANCE) and (CLIENT) to define quality responsibilities and deliverables and to ensure products are manufactured according to CLIENT specifications, federal, state, and local regulations and guidelines.

CLIENT has contracted CYTOVANCE to manufacture the product listed in Appendix I under this Quality Agreement. To the extent that this Quality Agreement may conflict with the Biopharmaceutical Services Agreement, the Quality Agreement shall take precedence over the Biopharmaceutical Services Agreement.

2.	SCOPE

This Quality Agreement applies to manufacturing and testing operations at CYTOVANCE located in Oklahoma City, OK, for the product listed in Appendix I (sometimes referred to herein as the “Product”).

This Quality Agreement shall be subject to all of the terms of the Biopharmaceutical Services Agreement including, but not limited to, the provisions regarding confidentiality. Any specific reference to the terms of the Biopharmaceutical Services Agreement shall be for emphasis only, and any failure to reference such provisions shall be of no import. This Quality Agreement will be effective at the time that all required signatures are captured.

3.	DEFINITIONS AND ABBREVIATIONS

Audit: A planned, independent, documented objective assessment per written procedures to verify that systems and/or processes have been developed, and are currently being followed to achieve quality system objectives and/or regulatory requirements.

Batch Record: The original source documentation completed during the production of a batch or lot of CLIENT product that gives specific instructions on the procedures, calculations, criteria, sampling, storage conditions and testing performed on that quantity of product. The batch record includes the date, equipment and raw materials used during the process, each operator signature, initials and date and, when applicable, the verifier initials and date at critical steps in the process, the accountability of the material produced and any deviations from the approved procedure. The original, approved batch record that serves as the template to be completed for each production run is referred to as the “Master Batch Record.”

CAPA: A corrective/preventative action plan that is initiated to correct or prevent a product or compliance failure and is considered essential to support GMP operations.

cGMP: Current Good Manufacturing Practices. Regulations that set forth the minimum current good manufacturing practice for methods to be used in and the facilities or controls to be used for the manufacture, processing, packing, or holding of a drug to assure that the drug meets the requirements of the act as to safety, and has the identity and strength to meet the quality and purity characteristics that it purports or is represented to possess.

Contract Manufacturer: An organization contracted to perform manufacturing, laboratory testing, fill/finish, labeling, packaging, storage, distribution, or other services and/or processes related to a product.

Nonconforming Event (Deviation): An occurrence that is a departure from documented procedures or specifications. Any deviation from established procedures are documented and explained. Critical deviations must be investigated, and the investigation and conclusions documented.

4.	QUALITY AGREEMENT

4.1.	Audit Right and Document Access

4.1.1.	Subject to the provisions regarding confidentiality set forth in the Biopharmaceutical Services Agreement, on a periodic basis, CLIENT may conduct audits of the CYTOVANCE units. CYTOVANCE shall permit CLIENT to review all documents, records, systems, policies and procedures related to the manufacture, testing and packaging of CLIENT products to evaluate, to the extent applicable, compliance with regulations, guidelines, policies, procedures and this Quality Agreement.

4.1.1.1.	Audits require 15 business days notice with not more than one per calendar year unless there is a specific, legal or reasonable cause for more frequent inspections, in which case the parties will agree to the frequency and terms of such audits.

4.1.1.2.	At the conclusion of an audit, an exit meeting will be held with representatives of CLIENT and CYTOVANCE to discuss audit findings. A written list of audit observations will be provided to CYTOVANCE within 20 business days.

4.1.1.3.	CYTOVANCE will respond to audit observations within 30 calendar days and detail necessary corrective actions and the time frames for their correction.

4.1.1.4.	CYTOVANCE will provide periodic reports (not less than every 6 months) on the progress of any corrective actions that require an extended period to correct, as specified in the written list of audit observations.

4.1.2.	CYTOVANCE and CLIENT shall take necessary steps to ensure that Product associated documents, records, policies or procedures are available to each party upon FDA or other regulatory agency request.

4.1.3.	CYTOVANCE shall allow appropriate regulatory agencies to inspect its facilities and all records as required under cGMP in connection with production and/or testing of the product covered by this agreement.

4.2.	Subcontracting

4.2.1.	Written approval from CLIENT is required before subcontracting any portions of the manufacturing, finishing, testing, or holding of CLIENT Products.

4.2.2.	Subcontractors selected by CLIENT shall be qualified by CLIENT; however, this responsibility may be contracted to CYTOVANCE.

4.2.3.	Subcontractors selected by CYTOVANCE shall be qualified by CYTOVANCE. Upon request, CYTOVANCE shall provide access to relevant subcontractor qualification documents for CLIENT review.

5.	COMMUNICATION

5.1.	Names and contact information for CLIENT and CYTOVANCE are provided in Appendix III.

5.2.	Each party will notify the other party’s Manufacturing contact and Quality Assurance contact as soon as reasonably possible, within one (1) business day, of any issues that impact CYTOVANCE’s ability to conduct CLIENT-contracted activities.

5.3.	Events that require notification between parties include, but not are limited to, the events listed below. Communication may occur via telephone, FAX, or electronic mail. All communications that do not generate a written record (e.g., telephone) must be followed with a written notification within 2 business days.

Required Notifications
Event	Contact	Time Frame (Business Days)
Events that would impact CYTOVANCE’s ability to conduct CLIENT-contracted activities	Manufacturing Contact and QA	1 business day

Discussion of quality issues	QA	As needed

Discussion of technical issues	Manufacturing Contact	As needed

Need anticipated for reprocessing/rework	Manufacturing Contact and QA	CLIENT and CYTOVANCE must mutually approve all rework or reprocessing plans in advance

Initiation of OOS investigation	QA	3 business days

Verified OOS event	QA	3 business days

Initial disclosure of nonconforming Event (deviations): Major and Critical deviations which have adverse product impact or might cause termination or rejection of a product batch	Manufacturing Contact and QA	3 business days

Initiation of regulatory inspection specific to manufacture of CLIENT product	QA	24 hours

Copy of observations for inspections specific to manufacture of CLIENT product	QA	24 hours

Response available for review to regulatory inspection observations specific to manufacture of CLIENT product	QA	5 business days

Initiation of regulatory inspection not specific to manufacture of CLIENT product	QA	3 business days

Redacted copy of observations for inspections not specific to manufacture of CLIENT product	QA	3 business days after receipt of observations

Redacted response to regulatory inspection observations not specific to manufacture of CLIENT product	QA	3 business days

Deviations or errors detected by CLIENT during review	QA	Prior to CLIENT release of product, NMT 60 days

6.	ADMINISTRATIVE INFORMATION

6.1.	Organizational Structure

6.1.1.	CYTOVANCE shall maintain an adequate number of qualified personnel to perform and supervise CLIENT project-related activities and to meet cGMP requirements.

6.1.2.	Personnel must have the appropriate combination of education, experience and training applicable to their responsibilities for the manufacture and testing of CLIENT products.

7.	REGULATORY CONTROLS

7.1.	Filing/Registration Change Control

CYTOVANCE and CLIENT QA shall jointly notify one another of any proposed change that might, in reasonable judgment, affect regulatory filing/registrations. These changes may include, but are not limited to, formulation change to Product or components, changes in manufacturing/packaging/testing site, equipment, batch size or process, test methods, etc. Prior approval from CLIENT QA/Regulatory Affairs is required prior to implementation of the changes that may impact the filing/registration. Any changes to CYTOVANCE documents and information contained in CLIENT’S regulatory Filings must be reviewed and approved by CLIENT QA/Regulatory Affairs prior to implementation at CYTOVANCE.

7.2.	Regulatory Filings

CLIENT is responsible for all Product Regulatory Filings and for providing CYTOVANCE with portions of any filings related to CYTOVANCE activities as described in this Agreement. At the request of CLIENT, CYTOVANCE may be requested to review CYTOVANCE-related submission information for accuracy to current operations.

7.3.	Government Agency Communication and Inspections

7.3.1.	CLIENT will be responsible for all FDA (and other regulatory agency) communications regarding CLIENT Product with the exception of regulatory inspections of the CYTOVANCE facility. CYTOVANCE will assist and provide appropriate documentation as reasonably required in support of agency inquiries.

7.3.2.	Any regulatory authority inspections of CYTOVANCE facilities will be managed by CYTOVANCE. CYTOVANCE will notify CLIENT within twenty-four (24) hours after the initiation of any general regulatory inspection. A redacted copy of any inspection observations will be provided to CLIENT within 3 business days after issuance to CYTOVANCE. Redacted copies of written responses to regulatory inspections will be provided within 3 business days after being finalized.

7.3.3.	CYTOVANCE will notify CLIENT the same day the inspection is initiated of any regulatory inspections directly involving CLIENT product. If desired by CLIENT, a Quality Representative may be on site during any regulatory inspection that applies to CLIENT product and reasonable consideration will be given to requests for direct participation in the inspection during product-related inspection activities. A redacted copy of any inspection observations will be provided to CLIENT 3 days after they are issued to CYTOVANCE. Unredacted copies of written responses to regulatory inspections directly involving CLIENT product will be provided 1 week following receipt of observations.

7.4.	Product Recall

7.4.1.	CLIENT is responsible for administration of a product recall. CLIENT is responsible for the traceability of each distributed lot. If CYTOVANCE becomes aware of any condition that may result in a product recall, CYTOVANCE shall notify CLIENT immediately. The final decision to proceed with a recall shall be made by CLIENT.

8.	DOCUMENT CONTROL SYSTEM

8.1.	Quality Agreement

Issuance of revisions of this Quality Agreement shall require approval of both CYTOVANCE and CLIENT.

8.2.	CYTOVANCE Documentation

All master batch records, Product specifications and CLIENT specific standard operating procedures or test methods require review and approval by CYTOVANCE and CLIENT. CLIENT approval is required for revisions.

8.3.	CYTOVANCE will provide CLIENT with final, approved copies of the above-listed master documents at least 5 business days prior to manufacture and testing of the Product.

8.4.	When CYTOVANCE initiates a revision to a mutually approved document as described in 8.2, CLIENT QA shall be provided with a document redline of the proposed changes and documentation that summarizes and justifies each change. CLIENT QA shall review and process the change request within five business days.

8.5.	CYTOVANCE will make completed executed documents available to CLIENT. Photocopies or electronic PDF copies of executed batch records and corresponding testing data will be provided to CLIENT within 30 business days of completion of batch production; with the assumption that all test and investigation reports have been completed and received by CYTOVANCE QA. CLIENT will be notified if circumstances require an extension to the 30 business day time frame, Record retention at CYTOVANCE will be as outlined below.

8.6.	Record Retention

Documentation for all completed batch records and release testing will be retained by CYTOVANCE for one year beyond the project closing date. At the end of one year, retained documentation will be sent to CLIENT for continued retention. Retained documentation will include all product-specific documentation related to the operations performed subject to this agreement.

9.	CALIBRATION AND PREVENTATIVE MAINTENANCE PROGRAM

CYTOVANCE shall maintain a calibration and preventative maintenance program for all equipment, instruments, facilities and utilities. Calibrations will be performed using traceable/certified standards. Records of calibrations and preventative maintenance are documented and maintained per CYTOVANCE standard operating procedures.

10.	VALIDATION PROGRAM

CYTOVANCE shall maintain a validation program that includes a change control process for equipment, facilities, utilities, and computer systems. Validation protocols describe the validation objectives, the equipment or system, data to be collected, test methods, sampling requirements and predefined acceptance criteria.

CLIENT is responsible for validating processing hold times; buffer stability; column reuse and longevity studies; process validation; analytical validation; and for development and justification of all processing parameters at the point at which such is warranted. If agreed, some or all of the listed activities may be contracted to CYTOVANCE.

10.1.	Equipment Validation

CYTOVANCE shall qualify equipment according to CYTOVANCE procedures, CYTOVANCE shall notify CLIENT QA of any proposed changes to process equipment used in production of CLIENT product to assure appropriate impact assessment on CLIENT Product. Copies of validation/qualification reports will be made available for CLIENT review during site audit or upon request.

10.2.	Methods Qualification

Methods/assays will be qualified as described in the Scope of Work. Copies of method/assay qualification reports will be provided to CLIENT QA for approval.

10.3.	Cleaning Verification

Cleaning of individual equipment will be verified through appropriate testing as defined in CYTOVANCE standard operating procedures. CYTOVANCE will provide copies of cleaning verification reports to CLIENT QA upon request.

11.	GMP SUPPLIER QUALITY ASSURANCE PROGRAM

CYTOVANCE shall have a program to assure procured materials and components are of the appropriate quality they purport to be. Records shall be maintained to demonstrate that procured materials were purchased and received from suppliers that are approved or under qualification as defined by CYTOVANCE procedures.

12.	ENVIRONMENTAL CONTROL PROGRAM

12.1.	Environmental Controls

Controls will be exercised to assure CLIENT product is manufactured and stored according to required environmental conditions as defined in specifications, MBRs, and SOPs. Excursions documented as an exceptional event will be reported to CLIENT QA through the non-conforming event procedures within 1 business day of the event.

12.2.	Cleaning Program

12.2.1.	CYTOVANCE procedures shall define an effective cleaning program for facilities, equipment and support systems. Documentation shall be generated to demonstrate that cleaning requirements have been met prior to the manufacturing of a CLIENT product.

12.2.2.	CYTOVANCE shall notify CLIENT QA of failed cleaning or re-cleaning operations that have potential impact on CLIENT products within 1 business day after the failure is recognized.

12.3.	Environmental Monitoring Program

Facilities, utilities, and personnel utilized during the manufacture of CLIENT product will be monitored for particulate and microbial levels if such monitoring is required.

13.	MATERIAL AND COMPONENT PROCUREMENT AND RELEASE

13.1.	CYTOVANCE Materials

13.1.1.	CYTOVANCE shall procure, receive, test and approve all materials according to CYTOVANCE procedures to assure compliance with CYTOVANCE and the CLIENTS specifications when defined.

13.1.2.	Materials will be released for use per current Cytovance SOP’s for material and product release.

13.2.	CLIENT Materials

13.2.1.	All material supplied by CLIENT will be released and provided for use at CYTOVANCE with appropriate testing. CLIENT bears the responsibility for appropriateness for use of such materials.

13.2.2.	CLIENT will ensure that materials that could potentially come into contact with the Product are assessed for transmissible spongiform encephalopathy (TSE) risk.

14.	MATERIAL CONTROL

14.1.	Lot Identity

Materials manufactured at CYTOVANCE will be identified at CYTOVANCE using a CYTOVANCE batch record identifier (lot number or equivalent).

14.2.	Material Storage

CYTOVANCE shall securely store all materials, components, and product in compliance with specifications, regulations, and CYTOVANCE procedures.

15.	LABORATORY CONTROLS

15.1.	Method Review

CLIENT will be allowed to review all test methods prior to use by CYTOVANCE.

15.2.	Testing

CYTOVANCE shall conduct quality control testing on materials and products as described in the mutually approved master batch records and Material Specification documents to ensure that they comply with product specifications.

15.3.	Sample Control and Sample Storage

CYTOVANCE will procure and test all materials and products per CYTOVANCE procedures or current compendia, whichever applies to ensure compliance with appropriate requirements. CYTOVANCE shall securely store all samples to ensure protection from unauthorized personnel and extremes in temperature and humidity in order to comply with specifications and/or material labeling.

15.4.	Reference Standards

CLIENT will provide Product reference standard for quality control testing.

16.	NON-CONFORMING EVENTS (DEVIATIONS) AND INVESTIGATIONS

16.1.	CYTOVANCE shall fully inform CLIENT of any major or critical planned or unplanned deviations that may have adverse product impact or cause batch termination or rejection, investigations, or out of specification test results within 3 business days according to CYTOVANCE standard procedures.

16.2.	To the extent any deviations (including justification, impact on SBC-102 quality and resolution thereof) constitute planned excursions, Cytovance must obtain Synageva’s written approval prior to use in the manufacture of a given lot or batch of SBC-102.

16.3.	Initiation of and Out of Specification result occurring at CYTOVANCE or a CYTOVANCE contract testing facility will be communicated to CLIENT as soon as possible, but no later than 3 business days after the investigation is initiated.

16.4.	Confirmed Out of Specification results occurring at CYTOVANCE or a CYTOVANCE contract testing facility will be communicated to CLIENT as soon as possible, but no later than 3 business days after the result is confirmed to be Out of Specification.

16.5.	Investigations will be performed and documented per CYTOVANCE applicable nonconforming event procedures. Investigation require CLIENT input, review and approval. Synageva shall promptly determine, in its sole discretion, whether or not to allow a batch or lot of SBC-102 impacted by a deviation to continue in the manufacturing process, or require its destruction.

17.	PRODUCT PROCESSING AND RELEASE

17.1.	Processing

CYTOVANCE shall allow CLIENT personnel to be present during processing of CLIENT product according to CYTOVANCE procedures, which include Client training prior to entry into the manufacturing suites.

17.2.	Rework / Reprocessing

CLIENT and CYTOVANCE QA must mutually approve any rework or reprocessing plan before any rework or reprocessing activities may commence. The reprocessing/rework must be conducted with mutually approved procedures.

17.3.	Batch Record Review

CYTOVANCE QA shall complete batch record audits for each lot of product manufactured according to CYTOVANCE standard operating procedures within 30 business days of completion of the final batch. This review shall confirm records are satisfactory for, including but not limited to, applicable analytical test results for products, in-process material, and component testing, production records, and all batch related deviation and investigation documentation. (CYTOVANCE will notify CLIENT if it is determined that testing or investigation activities will exceed the 30 business day time frame.) CYTOVANCE shall provide written certification that the batch record has been satisfactorily reviewed prior to batch record transfer. CYTOVANCE shall also provide written certification that the batch was manufactured under cGMP conditions.

17.4.	Batch Record Transfer

Complete manufacturing and testing batch documentation will be transferred to CLIENT QA within 35 business days of completion of batch production; with the assumption that all test and investigation reports have been completed and received by CYTOVANCE QA. CLIENT will be notified if circumstances require an extension to the 35 business day time frame.

17.5.	Final Lot Release

CLIENT QA shall be responsible for final lot approval and release of bulk drug substance and drug product.

17.6.	Prohibited Activities

CYTOVANCE will not manufacture sensitizing agents such as cytotoxic materials or beta-lactam antibiotics in the facilities used to manufacture CLIENT Product.

18.	RETAIN SAMPLES

18.1.	CYTOVANCE will store retain samples of CLIENT product and CLIENT required raw materials for one year after their release date under the conditions stated in the material specification. At the end of one year, QA will contact the CLIENT and request written permission to transfer the retain samples to the CLIENT or have the retain samples destroyed.

18.2.	The amount of retain sample withdrawn is at least twice that required to perform all requisite release analyses excluding [***] testing. Product sampling will be performed as specified in Master Batch Records and Specifications, and product will be stored at the proper storage temperature.

19.	PRODUCT COMPLAINTS (NON-MEDICAL)

Product complaints are the responsibility of CLIENT. All product complaints received by CLIENT that are related to the manufacturing or testing operations performed by CYTOVANCE will be communicated in writing to CYTOVANCE. CYTOVANCE will provide written investigation reports, regarding complaints of a quality nature, to CLIENT within 15 business days of receiving written notification of the complaint. If additional time is required to complete the investigation, an interim report and timeline will be provided.

20.	SHIPPING

CYTOVANCE will package Product for shipment in compliance with procedures specified by CLIENT. CLIENT will provide CYTOVANCE with written authorization to ship product prior to shipment.

[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

21.	VALIDITY AND DISCLOSURE

This AGREEMENT is made for an undefined time and remains valid as long as the product liability of CLIENT, as defined in the Biopharmaceutical Services Agreement, will last.

All provisions of the Biopharmaceutical Services Agreement between CLIENT and CYTOVANCE are hereby incorporated by reference. Any previous agreement or understanding not covered in this AGREEMENT or in the Biopharmaceutical Services Agreement, whether oral, written or implied is superseded. In case of any conflict between this AGREEMENT and the Biopharmaceutical Services Agreement, the Biopharmaceutical Services Agreement shall govern.

This AGREEMENT may be disclosed to Regulatory Authorities during the course of either routine compliance or Pre-Approval inspections.

This AGREEMENT may only be amended by the procedures described herein and signed by the duly authorized representatives of CLIENT and CYTOVANCE.

Cytovance Biologics, Inc.		Synageva BioPharma Corp.

By:	/s/ Darren Head	By:	/s/ Eugene J. Kim

Name:	Darren Head	Name:	Eugene J. Kim

Title:	President & CEO	Title:	Legal Counsel

Date:	Feb. 27, 2012	Date:	2/28/2012

APPENDIX I

Products Covered by Quality Agreement

The Quality Agreement covers the following products:

Product Name	CLIENT, Code	CYTOVANCE Identifier
SBC-102	SYN - 102	To Be determined

APPENDIX II

KEY INFORMATION

Shipping Addresses/Fax Numbers/Key Contact Name

Product will be shipped to:

Dawn Eberhardt

111 Riverbend Road

Athens GA, 30605

Send copies of work orders, certifications (certificates of analysis, attestations, etc.), exception documents for review and approval, and change request proposals to:

Dawn Eberhardt

111 Riverbend Road

Athens GA, 30605

APPENDIX III

KEY CONTACTS

Client

Function	Name/Title	Phone / Fax	E-mail
QA	Dawn Eberhardt, Ph.D. Director, Quality Assurance	Synageva BioPharma Corp. 111 Riverbend Road Athens, GA, 30605 Tel: 706-227-1170 ext 224 Fax: 706-227-2180 Synageva BioPharma Corp. 111 Riverbend Road Athens, GA, 30605 Tel: 706-227-1170 ext 232 Fax: 706-227-2180	dawn.eberhardt@synageva.com

Manufacturing Contact	Joseph DeCourcey VP Manufacturing and Technical Operations	128 Spring St Suite 520 Lexington MA, 02421 Tel: 781-357-9918 Cell: 781-786-1272	joseph.decourcey@synageva.com

CMO

Cytovance Biologics, Inc

Function	Name/Title	Phone / Fax	E-mail
QA	Bill Minshall VP of Quality Systems	Tel: (405) 319-8316 Fax: (405) 319-8339	bminshall(a)cvtovance.com

Manufacturing Contact	Ulrich Ernst SVP Manufacturing Operations	Tel: (405) 319-8643 Fax: (405) 319-8339	uernst@cytovance.com

Business Development	Valerie McDonnell VP Business Development	Tel: (405) 319-8612 Fax: (405) 319-8339	vmcdonnell@cytovance.com

APPENDIX IV

Agreement Overview

This is an overall guide covering quality responsibilities for products governed by this agreement. For specific information, refer to the specific section in the body of the Quality Agreement.

Quality Attribute	Responsibility
	CYTOVANCE	CLIENT
QUALITY AGREEMENT
Compliance with Regulations	X	X
Audit Right and Document Access		X
Subcontracting	X	X
COMMUNICATION	X	X
ADMINISTRATIVE INFORMATION
Organizational Structure	X
REGULATORY CONTROLS
Filing/Registration Change Control	X	X
Government Agency Communication & Inspections	X	X
Product Recall	X	X
DOCUMENT CONTROL SYSTEM
Quality Agreement	X	X
Master Batch Record Approval and Revision	X	X
Product Specification Approval and Revision	X	X
Client-Specific SOP Approval and Revision	X	X
Client-Specific Test Method Approval and Revision	X	X
Copies of Master Documents	X
Record Retention	X
CALIBRATION AND PREVENTIVE MAINTENANCE PROGRAM	X
VALIDATION PROGRAM
Equipment/Facilities/Utilities/Computer Validation	X
Copies of Method/Assay Qualification Reports	X
Cleaning Verification	X
GMP SUPPLIER QUALITY ASSURANCE PROGRAM	X
ENVIRONMENTAL CONTROL PROGRAM
Temperature/Humidity Controls	X
Cleaning Program	X
Environmental Monitoring Program	X
MATERIAL & COMPONENT PROCUREMENT AND RELEASE
CYTOVANCE Materials	X
CLIENT Materials		X

Quality Attribute	Responsibility
	CYTOVANCE	CLIENT
MATERIAL CONTROL
Lot Identity	X
Material Storage	X
LABORATORY CONTROLS
Method Review	X	X
Testing	X	X
Sample Control and Sample Storage	X
Reference Standards		X
NON-CONFORMING EVENT (DEVIATION) & INVESTIGATION REPORTS
General Content	X
Notification of Confirmed OOS/Deviation/Investigation Events	X
Confirmed OOS/Deviation/Investigation Event Status Reports	X
Confirmed OOS/Deviation/Investigation Documents	X	X
PRODUCT PROCESSING & RELEASE
Processing	X	X
Rework / Reprocessing	X	X
Batch Record Review	X	X
Batch Record Transfer	X
Final Batch/Lot Release		X
RETAIN SAMPLES	X
PRODUCT COMPLAINTS	X	X
SHIPPING	X	X

END OF DOCUMENT

Exhibit B

Certificate of Conformance

CERTIFICATE OF CONFORMANCE

Product Name:
Client Part #:	Client Lot #:
Cytovance Item #:	Cytovance Lot #:
Date of Manufacture:
Material Specification #:	Revision:
Quantity:
Non-Conformances:

This is to certify that the product identified above conforms to all applicable specifications as evidenced by reports and documentation on file. This product was manufactured in compliance with The Code of Federal Regulations, Title 21, Parts 210 and 211.

Materials used in the manufacture of this product were of a non-animal source and pose no risk of Bovine Spongiform Encephalopathy (BSE) / Transmittable Spongiform Encephalopathy (TSE).

Quality Assurance Management	Date

Exhibit C

Certificate of Analysis (lf applicable)

CERTIFICATE OF ANALYSIS

Product Name:
Cytovance Item #:	Cytovance Lot #:
Date of Manufacture:
Expiration Date:

ASSAY	METHOD	SPECIFICATION	RESULT
[***]	Cytovance SOP [***]	[***]
[***]	Cytovance SOP [***]	[***]
[***]	Cytovance SOP [***]	[***]
[***]	Cytovance SOP [***]	[***]

(Continued on next page)

[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(Continued from Page 1)

Exceptions/Non-Conformances:

None

This is to certify that the results obtained above conform to all applicable tests, assays, and/or analytical methods and the required specifications have been met. Testing was performed in accordance to US FDA GMP Regulations (21CFR 211 Subparts I and J).

Quality Control Management	Date

Quality Assurance Management	Date

Addendum A:

The projected pass through materials costs and outsourced analytical costs per lot of SBC-102 are as follows;

Equipment (e.g. filter housings)	$	[***]
Filling components	$	[***]
Single use bags/containers	$	[***]
Filtration materials	$	[***]
Tubing/column parts	$	[***]
Chemicals	$	[***]
[QC testing	$	[***]
[External testing (DP)	$	[***]

Total	$	[***]

These amounts are preliminary estimates and may be revised after experience with performance of the new manufacturing process.

[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Addendum B:

Technology Transfer Guidance Document

[***]

[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.